Exhibit 10.1

FIRST AMENDMENT TO REVOLVING CREDIT,

TERM LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT (the “Amendment”) is made as of May 15, 2007, by and between MERRIMAC INDUSTRIES, INC., a Delaware corporation (“Borrower”), and NORTH FORK BANK, a New York state chartered banking institution (“Bank”).

W I T N E S S E T H:

WHEREAS, the parties have agreed to amend that certain Revolving Credit, Term Loan and Security Agreement, dated October 18, 2006 (the “Agreement” and terms defined therein and not otherwise defined herein being used herein as therein defined), as hereinafter set forth.

NOW, THEREFORE, Borrower and Bank hereby agree as follows:

SECTION 1. Amendment to the Agreement. The Agreement is, effective as of the Effective Date (as defined in Section 2 hereof), hereby amended as follows:

1.1	Page 4, Section 1.1 of the Agreement shall be revised to reflect the deletion of the definition of “Fixed Charge Coverage Ratio” and the replacement of such definition with the following:

““Fixed Charge Coverage Ratio” means the ratio of Borrower’s (i.e., excluding Filtran) and Costa Rican Subsidiary’s consolidated (a) EBITDA less dividends, distributions and, commencing with Borrower’s fiscal quarter ending September 29, 2007 and continuing each fiscal quarter thereafter, Maintenance Capital Expenditures to (b) Fixed Charges. Notwithstanding the foregoing, (i) (a) cash and non-cash charges incurred with the transition of Borrower’s banking relationship to Bank during Borrower’s fiscal quarter ending December 30, 2006, (b) charges incurred during Borrower’s fiscal quarters ending September 30, 2006 and December 30, 2006 associated with employee downsizing not to exceed $100,000.00 in the aggregate shall each be added back in (a) above but only for the operating result of the periods specified and (ii) and for the fiscal quarters ending March 31, 2007, June 30, 2007, September 29, 2007 and fiscal year end December 29, 2007, the calculation of (a) above shall not include all charges incurred by Borrower in repurchase of 240,000 shares of its common stock completed in fiscal year 2007.”

1.2	Page 7, Section 1.1 of the Agreement is hereby revised to reflect the addition of the following new definition:

““Maintenance Capital Expenditures” means (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets, including, without limitation, the purchase of plant, property or equipment, to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) expenditures that are accounted for as capital expenditures by Borrower or any Subsidiary and that actually are paid for, or reimbursed to Borrower or any Subsidiary in cash, by a Person other than Borrower or any Subsidiary and for which neither Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation (other than rent) in respect of such expenditures to such Person or any other Person (whether before, during or after such period), (iv) the book value of any asset owned by Borrower or any Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (x) any expenditure necessary in order to permit such asset to be reused during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (v) the purchase price of equipment purchased during such period to the extent the consideration therefore consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, or (vi) to the extent not already included in this definition, expenditures relating to the construction, acquisition, replacement, reconstruction, development, refurbishment, renovation or improvement of any property which has been transferred to a Person other than Borrower or any Subsidiary during the same fiscal year in which such expenditures were made.”

1.3	Page 33, Section 7.19 of the Agreement is hereby deleted in its entirety and replaced with the following:

“7.19   Pay Fees and Expenses. Borrower shall pay on demand all reasonable expenses of Bank in connection with the preparation, administration, default, collection, waiver or amendment of loan terms, or in connection with Bank’s exercise, preservation or enforcement of any of its rights, remedies or options under this Agreement and the Loan Documents, including, without limitation, fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the loan or any collateral therefore, and the amount of all such expenses shall, until paid, bear interest at the Default Rate.”

1.4	Page 36, Section 8.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“8.1 Fixed Charge Coverage Ratio. Borrower shall maintain a Fixed Charge Coverage Ratio measured on a rolling four quarter basis of not less than 1.25 to 1.0 for Borrower’s fiscal quarter ended September 30, 2006 and for each fiscal quarter of Borrower ending thereafter, except that for the fiscal quarter ending June 30, 2007, the ratio shall not be tested nor applied.”

1.5	Page 36 of the Agreement is hereby revised to reflect the addition of the following new Section:

“8.4 EBITDA. Borrower shall maintain an EBITDA, for Borrower’s fiscal quarter ended June 30, 2007, measured on a rolling four quarter basis, of not less than ninety (90%) percent of the EBITDA projected by Borrower and previously supplied to Bank.”

SECTION 2. Effectiveness of this Amendment. This Amendment shall become effective as of the date first above written (the “Effective Date”) and subject to the following:

(i)	Payment by Borrower to Bank of an amendment fee equivalent to Twenty Five Thousand and 00/100 ($25,000) Dollars;
(ii)	Payment of all fees incurred by Bank in connection with the preparation and execution of this Amendment, including, without limitation legal fees; and
(iii)	Receipt by Bank of a duly authorized and execution resolution of Borrower authorizing the execution and delivery of this Amendment.

SECTION 3. Representations and Warranties. Borrower hereby represents and warrants as follows:

3.1 The execution, delivery and performance by Borrower of this Amendment is within its powers and has been duly authorized by all necessary action and does not and will not (i) require any consent or approval of the shareholders of Borrower, (ii) conflict with Borrower’s organizational documents, (iii) result in a breach of or constitute a default under any obligation to which Borrower is a party of by which any of its properties may be bound or affected, or (iv) result in, or require, the creation or imposition of any lien of any nature upon or with respect to any of the properties now owned or hereafter acquired by Borrower.

3.2 All Permits, consents or waivers from or by, notices to or filings with or other actions by any court or Governmental Authority, required in connection with the execution, delivery or performance by Borrower of this Amendment, if any, have been obtained, given, filed or taken and are in full force and effect.

3.3       This Amendment has been duly executed and delivered by Borrower and constitutes the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally or by general equity principles.

3.4 The representations and warranties contained in Article 6 of the Agreement are true and correct in all respects on and as of the date hereof, as though made on and as of the date hereof.

3.5 No event has occurred, or would result from the execution, delivery or performance of this Amendment, the Agreement or the Loan Documents, as amended hereby, which constitutes a Default or an Event of Default.

SECTION 4. Reference to and Effect of the Loan Documents.

4.1 Upon the effectiveness of this Amendment, on and after the date hereon, each reference in the Agreement to this Agreement”, “hereunder”, “hereof”, or words of like import, and each reference in the other Loan Documents to the Agreement, shall mean and be a reference to the Agreement, as amended hereby.

4.2 Except as specifically amended above, all of the terms of the Agreement and all other Loan Documents shall remain unchanged and in full force and effect.

4.3 The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Bank under the Agreement or any of the Loan Documents, nor constitute a waiver of any provision of the Agreement or any of the Loan Documents.

SECTION 5. Execution in Counterparts. This Amendment may be executed and delivered in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same original agreement.

SECTION 6. GOVERNING LAW, SEVERABILITY. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREUNDER. WHEREVER POSSIBLE, EACH PROVISION OF THIS AMENDMENT SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS AMENDMENT SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY,

WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS AMENDMENT.

SECTION 7. JURY TRIAL. BORROWER AND BANK WAIVE ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER ANY OF THE LOAN DOCUMENTS OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF BORROWER OR BANK WITH RESPECT TO ANY OF THE LOAN DOCUMENTS, THIS AMENDMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. BORROWER AND BANK AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AMENDMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF BORROWER AND BANK TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. BORROWER ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS SECTION 7, THAT IT FULLY UNDERSTANDS ITS TERMS, CONTENT AND EFFECT, AND THAT IT VOLUNTARILY AND KNOWINGLY AGREES TO THE TERMS OF THIS SECTION 7. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ACCEPT THIS AMENDMENT.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Revolving Credit, Term Loan and Security Agreement to be duly executed and delivered, all as of the day and year first above written.

MERRIMAC INDUSTRIES, INC.

By:	/s/ Robert V. Condon
Robert V. Condon Chief Financial Officer and Vice President, Finance

NORTH FORK BANK

By:	/s/ Peter C. Laffler
Peter C. Laffler Vice President